Exhibit 4.9

TERM SHEET

For a Bridge Loan Agreement with Magal Security Systems Ltd. (the “Company”)

THE FOLLOWING DOCUMENT SUMMARIZES THE TERMS PURSUANT TO WHICH NK (AS DEFINED BELOW) WILL GRANT A BRIDGE LOAN TO THE COMPANY AND CONSTITUTES A LEGALLY BINDING DOCUMENT, EACH OF THE PARTIES MAY REQUEST THAT A MORE DETAILED AGREEMENT BE EXECUTED BASED ON THIS TERMS SHEET, AND UPON THE EXECUTION THEREOF, SUCH DETAILED AGREEMENT SHALL REPLACE THIS TERM SHEET.

Issuer	Magal Security Systems Ltd., of 17 Altalef St. Yehud, Israel (the “Company”or “Magal”).

Lender(s) and Loaned Amounts
Mr. Nathan Kirsh and/or entities affiliated with him (collectively, “NK” or the “Lender”). The Lender hereby undertakes to lend the Company the sum of US$10,000,000 (the “Principal Amount”). The Principal Amount will be paid to the Company within 3 business days following the execution of this Term Sheet but in any event not later than September 7, 2010 (the “Funding Date”). It is agreed that the Principal Amount shall not bear any interest for a period of 180 days after the Funding Date (as defined below) (hereinafter: the “First Period”). To the extent that the Principal Amount or any part thereof shall not be repaid in full during the First Period, then any unpaid balance of the Principal Amount shall bear interest in the rate of 3 month LIBOR plus 4% per annum (the “Interest”), calculated from the Funding Date and accumulated on a quarterly basis (the Principal Amount and the Interest accrued upon (if any) the “Loan Amount”). Notwithstanding the above, in the event that the RO shall actually take place within 60 days following the First Period, the Principal Amount shall not bear any interest.

The Interest (if any) shall accrue and be paid together with, and in the same manner as, the repayment of the Principal Amount.

Conversion upon Rights Offering— Private Placement and Repayment In Cash
NK acknowledges that the Company intends to effectuate a Rights Offering (“RO”) in which it will offer all shareholders of the Company to purchase shares of the Company in consideration for the aggregate amount of up to US$15M at a price per share that will be determined by the Company’s Board of Directors or a special committee thereof (the “Offering Price”).

In the framework of the RO each shareholder who will elect to exercise his basic subscription right in full, will be allowed also to subscribe for additional shares at the same subscription price per share. If an insufficient number of shares are available to fully satisfy the oversubscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their oversubscription right based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

NK undertakes to use such oversubscription right and to subscribe for all of the shares of the Company offered in the RO.

Two business days before such RO becomes effective (the “Effective Date”) the Company shall effect a private placement to NK and sell to NK 150,000 Ordinary Shares of the Company at an initial price per share that will be equal to the price of the Company’s Ordinary Shares at the close of trading on the date prior to the Effective Date (the “Initial Purchase Price”). At the Effective Date of the RO the Initial Purchase Price will be adjusted so that the final purchase price (the “Purchase Price”) of such shares in the private placement shall be equal to the higher of the Offering Price and the price of the Company’s Ordinary Shares at the close of trading on the date prior to the Effective Date, but in any event not lower than the initial purchase price. The Purchase Price will be paid by way of set off against the then outstanding Loan Amount at the Effective Date.

The balance of the Loan Amount, after the set off of the Purchase Price, will be paid by the Company within 5 business days after the amounts raised in the RO have been funded to the Company.

Term of the Loan/Repayment in Cash
The Term of the loan discussed herein is until January 10, 2012 (the “Term”). Should the Loan Amount not be fully repaid as aforesaid during the Term, the entire Loan Amount shall be immediately repaid in cash or by wire at the end of the Term. Notwithstanding the foregoing, the company may, at its own discretion and prior to the expiration of the Term, extend the Term by up to an additional 60 days by serving NK with written notice, in which event the outstanding Loan Amount shall be repaid at the expiration of such 60 day period unless repaid earlier as aforesaid.

Notwithstanding the foregoing, in the event of a Change of Control, the entire Loan Amount at such time shall be immediately repayable in cash to NK.

“Change of Control” means: (x) the purchase by any person or entity (other than NK) of: (i) all or substantially all of the assets of the Company or (ii) more than 50% of the outstanding share capital of the Company (including through issuance of shares and securities convertible into shares by the Company); (y) the replacement of the Chairman of the Board (not as a result of death or incapacity or as a result of voluntary resignation of the Chairman), or (z) the replacement of more than 50% of the board members (excluding the external directors) within a 90 day period during the Term (such replacement not being as a result of death or incapacity or as a result of voluntary resignation of any applicable director.

Expenses
Each party shall bear its own expenses in connection with this Term Sheet and the ensuing Loan Agreement. The Company shall deduct any withholding tax and/or other levies and taxes due and payable in respect of the repayment of the Loan Amount pursuant to the provisions of any applicable Israeli Law.

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Signature Page to Follow

Signed and executed by the parties, effective as of the last date set forth below:

[Lender’s Signature]	MANGAL SECURITY SYSTEMS LTD.

Name: DANY A. STIEFEL	By: ILAN OVADIA EITAN LIVNEH [SEAL]
Date: 6-8-10	Date: 6-8-2010

AMENDMENT

THIS AMENDMENT (“Agreement”) is made and entered into as of this 3 day of November 2010, by and between, Magal Security Systems., an Israeli public company of 17 Altalef Street, Yehud Israel (the “Company”) and Mr. Nathan Kirsh and/or any other entities affiliated with him (collectively “NK” or the “Lender”). Each of NK and the Company may also be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS The Parties have entered on or about July 20, 2010 into a binding Term Sheet regarding, inter alia, a purchase of 150,000 Ordinary Shares of the Company by NK by way of private placement (the “TS”); and

WHEREAS The Parties have amended the TS on or about September 6, 2010; and

WHEREAS the TS, as amended, includes a technical mistake with respect to the mechanism of the calculation of the Initial Purchase Price (as such term is defined therein) and the Parties are desirous to amend such mistake;

NOW THEREFORE, the parties hereby agree as follows:

1.	The mechanism for determination of the Initial Purchase price in the TS, as amended, shall be replaced by the following language:

“Two business days before such RO becomes effective (the “Effective Date”) the Company shall effect a private placement to NK and sell to NK 150,000 Ordinary Shares of the Company at an initial price per share that will be equal to the price of the Company’s Ordinary Shares at the close of trading on the date which is three business days prior to the Effective Date (the “Initial Purchase Price”)”

2.	Except as expressly provided for herein, all other terms and conditions of the TS (as amended) shall remain in full force and effect.

3.	All capitalized terms riot otherwise defined herein shall have the meaning ascribed to them in the TS.

4.	This Agreement may be executed in any number of originals, each of which shall be deemed an original, but all of which shall constitute one and the same contract.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed at the date first above written.

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THE LENDER

BY

MAGAL SECURITY SYSTEMS LTD.

BY	ILAN OVADIA EITAN LIVNEH

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